Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries, Inc. Concludes 2017 Rights Offering Heavily Oversubscribed

December 22, 2017	NASDAQ: SMIT

Portland, OR. – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company”) today announced the completion of its Subscription Rights Offering (the “Rights Offering”) in which 998,636 common shares will be issued, resulting in gross proceeds to the Company of $2,496,590. Pursuant to the Rights Offering, the Company issued one right for each common share to the shareholders of record as of November 27, 2017. Holders of the rights were entitled to purchase common shares by submitting three rights and $2.50 for each share to be purchased. The Rights Offering expired at 5:00 pm Eastern Time on December 20, 2017.

Preliminary results indicate that the Company received total subscriptions of approximately $5.4 million (including over-subscription requests and notices of guaranteed delivery) for 215% of the 998,636 shares available to be issued pursuant to the primary subscription. Approximately 45% of the shares to be issued were subscribed for in the primary subscription. The over-subscription requests exceeded the over-subscription shares available. As a result, the available over-subscription shares will be allocated pro rata among those fully exercising record date shareholders based on the number of rights originally issued to them by the Company. The new common shares will be issued on or about December 27, 2017.

The Board of Directors thanks all our subscribing shareholders, as well as the full service brokers and financial advisers who assisted our shareholders throughout the Rights Offering.

The information herein is not complete and is subject to change. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, the subscription rights or the underlying Common Stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The offering will be made only by means of a prospectus which is part of the Registration Statement filed with the SEC.

About Schmitt Industries

Schmitt Industries, Inc., an Oregon corporation, designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications and measurement products that accurately measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE:

2765 NW NICOLAI ST.• PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258